CERTIFICATE OF DESIGNATION
OF
NON-VOTING, CUMULATIVE AND REDEEMABLE SERIES A PREFERRED STOCK
OF
EnerDel, Inc.

Pursuant to Section 151 of the Delaware
General Corporation Law

        I, RONALD N. STEWART, Secretary of EnerDel, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), in accordance with the provisions of Section 151 of such law, DO HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, the Board of Directors on October 20, 2004, adopted a resolution which created a series of shares of Preferred Stock.

        RESOLVED, that pursuant to Section 151(g) of the Delaware General Corporation Law and the authority vested in the Board of Directors of the Corporation in accordance with the provisions of Article 4 of the Certificate of Incorporation of the Corporation, as amended, and the Board of Directors, a series of Preferred Stock of the Corporation be, and hereby is, created, and the powers, designations, preferences and relative participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, be and hereby are, as follows:

        Section 1. Designation and Amount. The shares of such series shall be designated as “Non-Voting, Cumulative and Redeemable Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be eight thousand (8,000) with a par value of One Cent ($0.01) per share and a face value of One Thousand Dollars ($1,000.00) per share.

        Section 2. Dividends. The holders of shares of the Series A Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefore and when and as declared by the Board of Directors, dividends at the rate of 8.25% ($0.0825) of face value per share per annum, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares, payable in cash annually commencing on December 31, 2005 and thereafter on the last day of December of each year that any Series A Preferred Stock shall be outstanding. Such dividends are prior and in preference to any declaration or payment of any distribution (as defined below) on any other capital stock of the Corporation. Such dividends shall be cumulative and shall accrue on each share of Series A Preferred Stock from day to day from the date of initial issuance thereof whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series A Preferred Stock at the time outstanding, the deficiency shall be fully paid on such shares before any distribution shall be paid on, or declared and set apart for Common Stock. “Common Stock” shall mean Corporation’s $0.01 par value Common Stock.

        For purposes of this Section 2, unless the context otherwise requires, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the Corporation (other than redemptions set forth in Section 3 below or repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase) for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation.

        Section 3. Redemption. The shares of Series A Preferred Stock shall be redeemable as follows:

A.	The Corporation may acquire shares of Series A Preferred Stock in any other manner permitted by law, the provisions hereof and the Corporation’s Certificate of Incorporation, as amended hereby.

B.	If at any time the Corporation proposes to register shares of Common Stock under the Securities Act of 1933, as amended, in connection with the public offering of such shares for cash (a “Proposed Registration”) other than a registration statement on Form S-8 or any successor or other forms promulgated for similar purposes; then the Corporation must redeem all Series A Preferred Stock in full, including all accrued and unpaid dividends for cash, from the proceeds received from the closing of such completed public offering of Common Stock. If, in connection with any underwritten public offering for the account of the Corporation or for stockholders of the Corporation that have contractual rights to require the Corporation to register shares of Common Stock, the managing underwriter(s) thereof shall impose a limitation on the number of shares of Preferred Stock which may be redeemed with the proceeds (“Proceeds”) of such Proposed Registration because, in the judgment of such underwriter(s), marketing or other factors dictate such limitation is necessary to facilitate such offering, then the Corporation shall be obligated to redeem only such limited portion of the Preferred Stock as such underwriter(s) shall permit. In such event, the holders of the shares of Series A Preferred Stock shall share ratably in any Proceeds according to the respective amounts which would be payable in respect of the shares held by them upon such redemption if all amounts payable on or with respect to said shares were paid in full, including all accrued and unpaid dividends; and this redemption obligation shall continue with respect to any subsequent Proposed Registration until all Series A Preferred Stock has been redeemed in full, including all accrued and unpaid dividends.

C.	For clarification and without limiting the foregoing, all Series A Preferred Stock must be redeemed in full, including all accrued and unpaid dividends, concurrently with and out of the proceeds of the completion of any public offering for cash registering the Common Stock for stockholders of the Corporation that have contractual rights to require the Corporation to register shares of Common Stock as a part of such Proposed Registration, subject to the underwriter limitation set forth in Clause B above.

D.	In the event that the Corporation has not redeemed all shares of Series A Preferred Stock on or before the fourth (4th) anniversary date of the date of this certificate, then the holder(s) of the Series A Preferred Stock shall have the option to require the Corporation to redeem all the Series A Preferred Stock within ten (10) days after notifying the Corporation of their exercise of such option; in which case the Corporation will redeem all Series A Preferred Stock in full, including all accrued and unpaid dividends for, at the Corporation’s option: (i) cash; (ii) an 8.25% Promissory Note payable in four (4) equal quarterly installments acceptable in form and substance to the holder thereof; or (iii) any combination of cash and such Promissory Note.

        Section 4. Preferences on Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Corporation’s Common Stock, an amount equal to One Thousand ($1,000.00) Dollars per share, plus all accrued and unpaid dividends thereon (the “Liquidation Price”). After setting apart or paying in full the preferential amounts due the holders of the shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed exclusively to the holders of Common Stock, each such issued and outstanding share of Common Stock entitling the holder thereof to receive an equal proportion of said remaining assets. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the shares of Series A Preferred Stock the full amounts to which they respectively shall be entitled, the holders of the shares of Series A Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. The merger or consolidation of the Corporation into or with another corporation in which the Corporation shall not survive and the shareholders of this Corporation shall own less than fifty (50%) percent of the voting securities of the surviving corporation, or the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms as used in this Section 4.

        Section 5. Voting Rights. The Series A Preferred Stock will have no voting rights except as set forth in Section 6 below.

        Section 6. Changes Affecting Series A Preferred Stock. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Series A Preferred Stock outstanding, voting separately as a class: (i) alter or change any of the powers, preferences, privileges or rights of the Series A Preferred Stock; or (ii) amend the provisions of this Certificate of Designations of Non-Voting, Cumulative and Non-Redeemable Series A Preferred Stock; or (iii) create any new class or series of shares having preferences prior to or being on a parity with the Series A Preferred Stock as to dividends or assets.

        Section 7. Exchange Rights:

    A.        Exchange. Subject to the conditions and limitations specifically provided herein, each holder of Series A Preferred Stock shall have the right, at such holder’s option, at any time prior to January 31, 2005, in whole or in part, upon written notice to the Corporation to exchange all or a portion of such shares, including all accrued and unpaid dividends thereon, for fully paid and non-assessable $0.01 par value per share common stock of Ener1, Inc. (“Ener1”) (“Exchange Shares” or “Ener1 Stock”) as is determined in accordance with the terms hereof (an “Exchange”).

    B.        Mechanics of Exchange. Before any holder of Series A Preferred Stock shall be entitled to receive Exchange Shares upon Exchange thereof, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation’s Secretary, and no later than January 31, 2005, shall give written notice (“Exchange Notice”) to the Corporation at such office that such holder elects to exchange the same and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for Exchanges Shares to be issued. The Corporation, as soon as practicable thereafter, shall deliver at such office to such holder or the holder’s nominee, certificates for the full number of shares of Exchange Shares to which such holder shall be entitled. Such Exchange shall be deemed to have been made immediately following delivery of such notice, and the person or persons entitled to receive the Exchange Shares issuable upon such Exchange shall be treated for all purposes as the record holder or holders of such Exchange Shares on said date.

    C.        Number of Exchange Shares. Each share of Series A Preferred Stock, upon an Exchange of such share, shall be exchanged for 869.5652 Exchange Shares, subject to adjustment as set forth below, the “Exchange Rate”. In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one Exchange Share based on the closing price of Ener1Stock on the date of the Exchange Notice, as published in the Wall Street Journal.

D. Registration Rights. Exchange Shares of Ener1 Stock delivered to the holder thereof would have no registration rights.

        Section 8. Adjustments to Exchange Price:

    A.        Stock Splits, Stock Dividends, Etc. If, at any time on or after the date on which a certificate of Series A Preferred Stock has been issued to a holder (“Issue Date”), the number of outstanding shares of Ener1 Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Exchange Price shall be proportionately reduced, or if the number of outstanding shares of Ener1 Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Exchange Price shall be proportionately increased. In such event, the Corporation shall notify Ener1‘s transfer agent of such change on or before the effective date thereof.

    B.        Major Transactions. In the event of a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Ener1 Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of Ener1 or another entity or Ener1 shall sell all or substantially all of its assets (each of the foregoing being a “Major Transaction”) at any time after the Issue Date, then the holder thereof shall thereafter have the right to receive upon Exchange, in lieu of the shares of Ener1 Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable upon such Major Transaction with respect to or in exchange for the number of shares of Ener1 Stock which would have been issuable upon Exchange had such Major Transaction not taken place (without giving effect to any limitations on such Exchange contained herein). The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Ener1 Stock authorized and available for issuance upon Exchange as of the date of such transaction, and shall similarly apply to successive Major Transactions.

    C.        Distributions. If, at any time after the Issue Date, the Corporation shall declare or make any distribution of its non-cash assets (or rights to acquire its assets) to holders of Ener1Stock as a partial liquidating dividend or otherwise (including any dividend or distribution to the Corporation’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary) (a “Distribution”), upon any Exchange herein on or after the date of the Distribution, the Exchange Price shall be reduced by an amount equal to the fair market value of the assets distributed divided by the number of shares of Ener1 Stock as to which such Distribution is to be made, such fair market value to be reasonably determined in good faith by the independent members of Ener1‘s Board of Directors.

    D.        Notice Of Adjustments. Upon the occurrence of each adjustment or readjustment of the Exchange Price pursuant to this Section 8 resulting in a change in the Exchange Price by more than one percent (1%), the Corporation, at its expense, shall promptly compute such adjustment, readjustment or change and prepare and furnish to the holder thereof a certificate setting forth such adjustment, readjustment or change and showing in detail the facts upon which such adjustment, readjustment or change is based. The Corporation shall, upon the written request at any time of the holder thereof, furnish to the holder thereof a like certificate setting forth: (i) such adjustment, readjustment or change; (ii) the Exchange Price at the time in effect; and (iii) the number of shares of Ener1 Stock and the amount which at the time would be received upon Exchange herein.

        Section 9. Negative Covenants. The Corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations of Series A Preferred Stock and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the shares of Series A Preferred Stock against impairment.

        IN WITNESS WHEREOF, I have executed subscribed this Certificate of Designations and do affirm the foregoing as true under the penalties of perjury this 20th day of October, 2004.

Attest: _______________________	BY: /S/ Ronald N. Stewart —————————————— Ronald N. Stewart Secretary